TEKNI-PLEX REACHES FORBEARANCE AGREEMENT WITH NOTEHOLDERS

SOMERVILLE, NJ, January 17, 2008– Tekni-Plex, Inc. announced today that it has entered into a Forbearance Agreement with entities who have represented that they hold more than 91% of the Company’s 12.75% Senior Subordinated Notes Due 2010 and more than 67% of its 8.75% Senior Secured Notes due 2013.  The Forbearance Agreement provides for the noteholders to forbear from exercising rights and remedies in connection with the December 17, 2007 default under the subordinated indenture, which will allow Tekni-Plex the opportunity to continue to pursue a restructuring of its balance sheet that will better support its long-term objectives.

As previously announced, Tekni-Plex did not make the $20.5 million interest payment due on December 17, 2007 under the subordinated indenture for the 12.75% Senior Subordinated Notes Due 2010. Tekni-Plex previously reached agreement with Citibank N.A., the agent bank for its revolving credit facility, and with the requisite lenders under that facility, on a waiver that provides the Company more time and flexibility to pursue its balance sheet restructuring. The waiver provides the Company with continued access to its $75 million revolving credit facility from Citibank.

Dr. F. Patrick Smith, Chairman, Chief Executive Officer and President of Tekni-Plex, said: “We are pleased to reach this forbearance agreement with the noteholders, which provides additional time and flexibility as we seek to develop a more appropriate capital structure for the Company. We continue to focus on maintaining the Company’s near-term liquidity and strengthening its financial performance, while continuing to provide our customers around the world with a wide range of high quality products and services.”

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

# # #

Contact:

Media Inquiries Only:
Kekst and Company
Michael Freitag
(212) 521-4800

2